Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 15, 2008, accompanying the consolidated financial statements and schedule included in the Annual Report of Butler International, Inc. on Form 10-K for the year ended December 31, 2006.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Butler International, Inc. on Forms S-8 (File No. 333-58481, effective April 7,1995, File No. 333-22263, effective February 24, 1997, File No. 333-69801, effective December 29, 1998, File No. 333-123362, effective March 16, 2005, and File No. 333-123363, effective March 16, 2005).

/s/ GRANT THORNTON LLP

Edison, New Jersey

January 15, 2008

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